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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION

                                   * * * * *




     ZERO CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:


     FIRST:    That at a meeting of the Board of Directors of ZERO CORPORATION resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, That the Restated Certificate of Incorporation of this corporation be amended by changing Article V, Section 1. thereof so that, as amended said Article shall be and read as follows:

     "SECTION 1.   Number of Authorized Shares.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty-one Million (31,000,000) shares, consisting of One Million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock") and Thirty Million (30,000,000) shares of common stock, par value $.01 per share ("Common Stock")."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of
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Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said ZERO CORPORATION has caused this certificate to be signed by George A. Daniels, its Vice President, and attested by George A. Daniels, its Secretary, this 23rd day of October, 1990.



                                    ZERO CORPORATION



                                    By   /S/ George A. Daniels
                                       -----------------------
                                    George A. Daniels
                                    Vice President


ATTEST:



By Robert H. Borchert
   ------------------
Robert H. Borchert
Assistant Secretary